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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WESTERN ASSET INFLATION-LINKED

INCOME FUND

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June 26, 2020

Vote Today for the Fund that is Delivering Monthly Distributions to You

Ahead of the Western Asset Inflation-Linked Income Fund (the “Fund”) Special Meeting of Shareholders scheduled to be held July 14, 2020, you are being asked to vote to approve new agreements1 between the Fund and its investment manager and subadvisers that will enable the Fund to continue to operate and deliver the returns you rely on.

Leading Independent Proxy Advisory Firm Recommends Shareholders Vote “FOR” the New Management and Subadvisory Agreements

On June 22, 2020, Institutional Shareholder Services Inc. (“ISS”) issued a report recommending that the Fund’s shareholders vote “FOR” the approval of the new management and subadvisory agreements. ISS is a leading proxy advisory firm that makes voting recommendations to shareholders on topics such as corporate governance, executive compensation and Board composition. Many pension funds, mutual funds and other institutional shareholders around the world consider the analysis and recommendations issued by ISS when making their voting decisions.

In reference to the new management agreement, ISS notes2:

“The most significant aspect of the proposal for shareholders in this context is that the management fee rate will not increase. In addition, the investment objective remains the same, and the fund will be managed by the same personnel.”

—ISS report dated June 22, 2020

With respect to the new subadvisory agreement, ISS notes2:

“It appears to be in shareholders’ interests to approve the new agreements given that the fees and services set forth would not impact shareholders negatively, and the fund’s expenses are not expected to increase.”

—ISS report dated June 22, 2020

Support the Management Team that has Delivered Strong Total Returns and Distribution Payouts to Shareholders

Vote “FOR” the new agreements with the Fund’s investment manager and subadvisers that are building on the Fund’s proven track record of significant value creation by…	Delivering a 1-year average distribution of 3.78%[3], an increase from 3.72% as of the same period in 2019.

Protect the Value of Your Investment —

Vote the Proxy Card Today

The Fund’s Board of Trustees unanimously recommends that you vote “FOR” the approval of the new management agreement for the Fund’s manager and the new subadvisory agreement for the Fund’s subadvisers to ensure shareholders receive uninterrupted value.

Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A Incorporated	Shareholders Call Toll Free: (877) 800-5185 Banks and Brokers Call: (212) 750-5833

Notes

[1]	The “change of control” resulting from the pending combination of Legg Mason Inc. (“Legg Mason”), the parent company of the Fund’s investment manager and subadvisers, and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, will cause your Fund’s management and subadvisory agreements to terminate.

[2]	Permission to use quotations neither sought nor obtained.

[3]	Based on market price for the period ended April 30, 2020.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.